Exhibit A

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2023, by and between Buena Capital Advisors, LLC (the “Adviser”), a Delaware limited liability company located at 2261 Market Street, #5190, San Francisco, CA 94114 and registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rhumbline Advisers (the “Subadviser”), a Massachusetts limited partnership located at 265 Franklin Street, 21st Floor, Boston, MA 02110 and also registered under the Advisers Act, with respect to Institutional Investment Strategy Fund, a Delaware statutory trust (the “Fund” or the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) as a continuously offered, closed-end investment management company which operates as an interval fund;

WHEREAS, the Adviser has been retained to act as investment adviser for the Fund pursuant to an Investment Advisory Agreement with the Trust dated as of December 22, 2023 set forth as Exhibit A hereto (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Subadviser to assist it in the provision of a continuous investment program for the Fund’s assets as the Fund’s sole subadviser, and the Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to the Fund:

1.Appointment as Subadviser.  The Adviser hereby appoints the Subadviser to act as the Fund’s sole investment subadviser for and to manage the public equity component of the Fund’s portfolio, whether held directly or indirectly (the “Assets”) during the term of this Agreement, subject to the supervision of the Board of Trustees of the Trust (the “Board”) and the Adviser (where such supervision includes, without limitation, the Adviser’s ability to override (by providing notice in writing to the Subadviser) the Subadviser’s acquisition of Assets for the Fund if the Adviser believes an investment or allocation is not consistent with the Fund’s investment guidelines as set forth in the Fund’s Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”)) and subject to the terms of this Agreement, and the Subadviser hereby accepts such appointment.  In such capacity, the Subadviser shall be solely responsible for the investment management of the Assets, subject to the oversight described in the preceding sentence.  It is recognized that, subject to the restrictions in Section 7 hereof, the Subadviser and certain of its affiliates may act as investment adviser to other investment funds and other managed accounts and that the Adviser and the Trust do not object to such activities.

2.Duties of Subadviser.

(a)Investments.  During the term of this Agreement, the Subadviser is hereby authorized and directed and hereby agrees to manage and monitor on a continuous basis the investment portfolio and performance of the Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Assets, subject to the stated investment policies and restrictions of the Fund as set forth in the Prospectus and SAI as currently in effect and, as soon as reasonably practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time, and subject to the supervision of the Adviser and the Trust’s Board of Trustees.  The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its assets available or to become available for investment, and generally as to the condition of the Fund’s affairs.  In the event Adviser determines the Fund’s investment portfolio is not in conformity with the Fund’s investment guidelines or any regulatory/tax requirements of the Fund, Adviser shall promptly notify Subadviser of the breach and Subadviser shall promptly make any changes required to the investment portfolio to bring the Fund’s investment portfolio back within the investment guidelines or regulatory/tax requirements of the Fund.  In the event Subadviser does not make the changes in a timely manner, Adviser shall have the authority to make the changes necessary to the Fund’s investment portfolio to bring the investment portfolio back to compliance with the Fund’s investment guidelines or regulatory/tax requirements.

(b)Other Authorities.  During the term of this Agreement, the Subadviser is hereby authorized to (i) take all actions on behalf of any subsidiary of the Fund as the Subadviser is authorized to take on behalf of the Fund pursuant to this Agreement, and (ii) enter into on behalf of the Fund and its subsidiaries such bank account, trading account or other account opening documents, trading agreements and arrangements as, in the case of each of (i) - (ii) the Subadviser shall determine in its sole discretion is appropriate to facilitate the Fund’s trading and investing activities.

(c)No Delegation.

(i)Except as noted in Section 2(c)(ii), the Subadviser may not delegate all or part of the performance of duties required of it by this Agreement unless prior written approval is provided by the Adviser and the Trust’s Board, and to the extent necessary, an appropriate sub-advisory agreement or other appropriate agreement or arrangement is properly approved by the Trust, and such delegation is determined by the Trust to be made in accordance the 1940 Act and other applicable law; provided, however, that even in the event that such delegation is approved, Sub-Adviser shall always remain liable to the Adviser for its obligations in accordance with the terms hereof.

(ii)The Subadviser may subcontract its middle and back office administrative functions (including, without limitation, basic loan servicing such as administering of cash flows, waterfalls, and remittances) not related to the discretionary investment, advisory and other similar rights, powers and functions hereunder to any third party, without the prior written consent of the Adviser.

(d)Compliance with Applicable Laws and Governing Documents.  In the performance of its services under this Agreement, the Subadviser shall act in conformity in all material respects with the Prospectus, SAI and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as reasonably practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively), and, as soon as reasonably practical after receipt, with the reasonable instructions and directions received in writing from the Adviser or the Trustees of the Trust.  The Subadviser agrees to assist the Adviser as the Adviser may reasonably request in respect of the Fund’s compliance with the requirements of the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and agrees to perform its services under this Agreement in conformity with all other federal and state laws and regulations applicable to the Subadviser and the Fund.  Without limiting the preceding sentences, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser becomes aware of and reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser or the Trustees of the Trust, the 1940 Act, the Code, and all other applicable federal and state laws and regulations, including without limitation, maintaining its registration as an investment adviser under the Advisers Act.  The Adviser timely will provide the Subadviser with a copy of the minutes of the meetings of the Board to the extent they are received by the Adviser and they may affect the Fund or the services of the Subadviser, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

To aid the Adviser in quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code, as well as compliance tests to ensure that the Fund is in compliance with the requirements of the 1940 Act, the Subadviser shall provide information the Adviser reasonably requests from the Subadviser in a timely manner in order to allow the Adviser to complete any such testing in a timely manner.  In connection with such tax compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Assets are out of compliance with the diversification requirements under Subchapter M.  If the Adviser notifies the Subadviser that the Assets are not in compliance with such requirements noted above, the Subadviser will take prompt commercially reasonable action to bring the Assets back into compliance within the time permitted under the Code thereunder.  In connection with such 1940 Act compliance tests, the Adviser shall inform the Subadviser of any such compliance issue and the Subadviser will take prompt commercially reasonable action to rectify such compliance issue as the Adviser and Subadviser shall mutually agree.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions (if the Subadviser is not already aware of the changes) as stated in the Prospectus and SAI, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser, and subject to the Subadviser’s ability to allocate or reallocate the Assets.  In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus and SAI reflecting such changes.  The Adviser agrees and will ensure that the Prospectus and SAI are, and will at all times be, in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information about the Subadviser or the investment advisory services to be provided by the Subadviser relating to the Fund furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in the Prospectus and SAI.  The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may reasonably be required to be contained in the Prospectus, SAI or in the Trust’s Registration Statement for the Fund on Form N-2 and any amendments thereto; as well as any information the Adviser may reasonably request for the purpose of compliance with Subchapter M of the Code.

(e)Voting of Proxies; Legal Proceedings.  The Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments that comprise the Assets.  The Subadviser shall have the power to vote or elect not to vote (as permitted by its Proxy Voting Procedures (defined below)), either in person or by proxy, all securities in which the Assets may be invested from time to time and shall not be required to seek or take instructions from, the Adviser, the Fund or take any action with respect thereto.

The Subadviser has written procedures for proxy voting in compliance with current applicable rules and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act (“Proxy Voting Procedures”).  The Subadviser will provide the Trust and the Adviser or its designee, a copy of such procedures, and establish a process for the timely distribution of the Subadviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by Form N-2 under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

Subject to the obligation to act in a commercially reasonable manner and its duties hereunder, the Subadviser on behalf of the Fund, may, but is not required to, exercise options, conversion privileges, rights to subscribe to additional shares or other rights acquired with respect to the Assets and may, but is not required to, consent to or participate in dissolutions, bankruptcies, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting the Assets. While the Subadviser, on behalf of the Fund, shall not advise or act for the Assets in any legal proceedings or class actions, involving the Assets or issuers of securities held by the Trust or any other matter, Subadviser shall continue to monitor, and to the extent requested by the Adviser, advise Adviser in a timely manner with respect to the applicable securities, including with respect to the continued holding or selling of the Assets.

(f)Agent.  Subject to any other written instructions of the Adviser or the Trust, the Subadviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes described in this Agreement for the execution of account documentation, agreements, contracts and other documents as contemplated herein and such other purposes as the Subadviser shall be requested to undertake in writing by the Adviser in connection with its management of the Assets.  The Subadviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

(g)Brokerage.  The Subadviser is authorized, subject to the supervision of the Adviser and the plenary authority of the Board, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including, without limitation, purchase and sale of the Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser), dealers, or futures commodity merchants (collectively “Brokers”) as the Subadviser may elect and negotiate commissions to be paid on such transactions. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below.  In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions.  The Subadviser shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades.  Notwithstanding the foregoing, neither the Trust nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the Assets.  Subject to such policies as the Board may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting an investment transaction in the Assets that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion.

It is recognized that the services provided by certain Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients.  On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Assets, as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients over time.  It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Assets.

(h)Securities Transactions.  The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its “access persons” (as defined in subsection (e) of Rule 17j-1 under the 1940 Act and referred to herein as “Access Persons”), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time.  On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Adviser and the Trust that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Assets and (ii) identifying any violations which have occurred with respect to the Assets.  The Subadviser will have also submitted its Code of Ethics for initial approval by the Trust’s Board of Trustees no later than the date of execution of this Agreement, and subsequently within six months of any material change thereto.

(i)Books and Records.  The Subadviser shall maintain separate detailed records as are required by laws and regulations applicable to the Fund and the Subadviser of all matters hereunder pertaining to the Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities or other investment transactions.  The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under its record retention policies, the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files.  The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying or electronic delivery promptly to the Adviser upon reasonable request during any day that the Fund is open for business as set forth in the Prospectus.

(j)Information Concerning Assets and Subadviser.  From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Assets, all in such reasonable detail as the parties may reasonably agree in good faith, subject to the data to be included in such reports reasonably being available to the Subadviser.  The Subadviser will also (i) inform the Adviser in a timely manner, subject to compliance with the 1940 Act, of any changes in the portfolio managers identified in the Prospectus as responsible for the Assets and any changes in the ownership or management of the Subadviser as would be required to be reported in the Subadviser’s Form ADV as filed with the SEC, and (ii) provide to the Adviser at least forty-five (45) days’ prior written notice, of any event or action that may constitute an “assignment” of this Agreement as defined in Section 202 of the Advisers Act and/or Section 15 of the 1940 Act, and the rules promulgated thereunder, or a change in “control” (as that term is defined in the 1940 Act) of the Subadviser.  Upon the Trust’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Board or the Adviser (A) via telephone on a quarterly basis, and (B) in person on an annual basis, to review the Assets, the performance of the Fund, the outlook for the next quarterly or annual period, and any changes in the Subadviser’s investment strategy or personnel. The Sub-Adviser further agrees, upon the Adviser’s reasonable request, to cause certain of its personnel to attend, either telephonically or in person, meetings of the Fund’s fair value committee.  The Subadviser will also provide to the Adviser such additional information reasonably requested by the Adviser to enable it to review and evaluate the Subadviser’s performance.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information about the Assets or perform such additional acts with respect to the Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including, without limitation, the Code, the 1940 Act, any exemptive orders for relief issued by the SEC, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(k)Custody Arrangements.  The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements.  The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Assets.  The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Assets (which instructions may be orally given if confirmed in writing and which shall include, without limitation, instructions given by the Subadviser to instruct free delivery of assets to and from the custodian banks on behalf of the Fund); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Assets on behalf of the Fund.  The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon written instructions given to the authorized custodian(s) by a representative of the Subadviser properly authorized in writing (pursuant to written instruction by the Adviser) to give such written instructions in which case the Subadviser shall be liable for such acts or omissions solely in accordance with Section 11 hereof.

3.Independent Contractor.  In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.Expenses.  During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement.  The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.  The Subadviser shall not be responsible for the Trust’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.  The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by the Subadviser on behalf of the Fund or the Adviser.  The following shall include these Fund expenses for purposes of the foregoing sentence: the Fund’s allocated portion of the following expenses incurred by the Subadviser in connection with the services provided to the Fund pursuant to this Agreement: (i) investment and investment-related expenses paid to third parties in connection with identifying, sourcing, evaluating, valuing, researching, diligence, monitoring, acquiring selling or restricting investments, which shall include investment-related litigation expenses, investment-related travel expenses, the allocated portion of the expense of internal legal counsel of the Subadviser, and research and research-related expenses, including the allocated costs of financial and research databases, market, news and other data services (such as Bloomberg), surveys, licenses, subscriptions and publications and (ii) any legal or other expenses paid to third parties by the Subadviser in connection with the organization of the Fund. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.Investment Analysis and Commentary.  The Subadviser will provide performance analysis and market commentary pertaining to the Fund (the “Investment Report”) during the term of this Agreement as reasonably requested by the Adviser and agreed to by the Subadviser.  The subject of each Investment Report shall be mutually agreed upon.  The Investment Reports are due as soon as is reasonably practicable after the end of each time period a report is requested for, provided that the frequency of the Investment Reports shall be as agreed with the Subadviser.

6.Compensation.

(a)The advisory fee (“Advisory Fee”) payable by the Fund to the Adviser pursuant to the Advisory Agreement is an amount equal to 75 basis points per annum (subject to change as required by the Board, provided that any such changes are made in accordance with 1940 Act requirements) of the Fund’s average daily total assets (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes) (“Managed Assets”) payable monthly in arrears.  .

(b)The sub-advisory fee (“Sub-Advisory Fee”) is an amount equal to 4 basis points of the average daily total net assets sub-advised by the Subadviser, with a minimum of $15,000 annually, and shall be paid to the Subadviser monthly no later than the [  ] day of the month beginning the month after the first full calendar month that the Fund has been operational.

7.Reserved.

8.Representations and Warranties of Subadviser.  The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)The Subadviser is registered as an investment adviser under the Advisers Act;

(b)The Subadviser is a limited liability company duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its managers and members, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser;

(d)The Form ADV of the Subadviser provided to the Adviser and the Trust is to the best of its knowledge a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder[, and the information contained therein does not contain an untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(e)Subadviser acknowledges that it received a copy of Adviser’s Form ADV prior to the execution of this Agreement.

9.Representations and Warranties of Adviser.  The Adviser represents and warrants to the Subadviser as follows:

(a)The Adviser is registered as an investment adviser under the Advisers Act;

(b)The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its managers and members, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)The Form ADV of the Adviser provided to the Subadviser and the Trust is to the best of its knowledge a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder[, and the information contained therein does not contain an untrue statement of a material fact and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading];

(e)The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement;

(f)The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of the Fund, including without limitation the Adviser’s entering into and performing this Agreement; and

(g)The Fund has procedures in place which comply with all relevant anti-money laundering and privacy laws, rule and regulations applicable to it, and any solicitations and other activities by or on behalf of the Fund, or the Adviser in connection with the Fund, have been and will be conducted in accordance with such laws, rules and regulations.

10.Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Subadviser and the Adviser pursuant to the recitals above and Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material respects.

11.Liability and Indemnification.

(a)Liability.  The Subadviser shall render its services in accordance with the terms of this Agreement in good faith and with the due care, skill, prudence, and diligence under the circumstances then prevailing that a prudent, professional fiduciary investment adviser acting in a like capacity, would use in the conduct of an enterprise of a like character and with like aims.  In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Subadviser or a reckless disregard of its duties hereunder, the Subadviser, each of its affiliates and all respective partners, officers, managers, directors, members and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, the Trust or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including, without limitation, for any losses that may be sustained in the purchase, holding or sale of Assets.

In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, each of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Assets.

Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b)Indemnification.  The Subadviser shall indemnify the Adviser and the Trust, and their respective Affiliates and Controlling Persons for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which the Adviser and/or the Trust and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, including, without limitation, the federal and state securities laws.  Unless otherwise obligated under applicable law, the Subadviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, including, without limitation, the federal and state securities laws.  Unless otherwise obligated under applicable law, the Adviser shall not be liable to the Subadviser for indirect, punitive, special or consequential damages arising out of this Agreement.

(c)The Subadviser shall not be liable to the Adviser for acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

(d)The Adviser shall not be liable to the Subadviser for acts of the Adviser which result from acts of the Subadviser, including, but not limited to, a failure of the Subadviser to provide accurate and current information with respect to any records maintained by the Subadviser, which records are not also maintained by or otherwise available to the Adviser upon reasonable request.

12.Term and Termination.

(a)Term.  Unless sooner terminated, the term of this Agreement shall continue for an initial period of two years following the date upon which the Fund commences investment operations (the “Initial Term”), and thereafter shall continue automatically for successive annual periods with respect to the Fund, provided such continuance is specifically approved at least annually by the Board or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)Termination.  Notwithstanding whatever may be provided herein to the contrary, the term of this Agreement may be terminated with respect to the Fund, without payment of any penalty:

(i)At any time by vote of a majority of the Board, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), in each case, upon not more than 60 days’ written notice to the Subadviser;

(ii)By either party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii) By either party hereto after the second anniversary of the date hereof upon at least 120 days’ written notice to the other party.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and the term shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

(c)Non-Circumvention.  The Subadviser hereby warrants to the Adviser, that if either (i) the Advisory Agreement is terminated by the Board or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or (ii) if the term of the Advisory Agreement expires due the failure of the Board or a majority of the outstanding voting securities of the Fund to approve a continuance of the term, in either case for any reason or reasons not relating to (A) breach of contract by the Adviser, (B) failure of the Adviser to maintain its status as an SEC-registered investment adviser, or (C) the Adviser becoming subject to solicitor disqualifying events specified under Rule 206(4)-3(a)(1)(ii) under the Advisers Act, the Subadviser will not serve as adviser or subadviser to the Fund in the future.

The provisions of Sections 6 (to the extent relating to services provided by the Subadviser prior to the termination of the Agreement), 7, 11, 12(c), 14, 16 (for the period specified therein), 17, 18 and 19 shall survive any termination or expiration of the term of this Agreement.

13.Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement.  Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

14.Reference to Adviser and Subadviser.

(a)The Subadviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote trademarks of the Subadviser during the term of this Agreement in conjunction with any activity associated with the Fund.  In addition, the Adviser may promote the identity of and services provided by the Subadviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials.  The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Fund.  The Adviser shall submit to the Subadviser for its review and prior approval all such public informational materials relating to the Fund that refer to any recognizable variant or any registered mark or logo or other proprietary designation of the Subadviser.  Approval shall not be unreasonably withheld by the Subadviser and notice of approval or disapproval will be provided in a timely manner.  Subsequent advertising or promotional materials having substantially the same form as previously approved by the Subadviser may be used by the Adviser without obtaining the Subadviser’s consent unless such consent is withdrawn in writing by the Subadviser.  It is understood that the name of Subadviser, and any derivatives thereof or logos associated with that name, is the valuable property of the Subadviser and its affiliates, and that Adviser only has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement and only for so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Adviser shall promptly, and shall cause the Fund to promptly, (i) cease to use the name of the Subadviser (or any derivative or logo) in the name of the Fund and (ii) remove the name of the Subadviser (or any derivative or logo) from any written marketing materials, the Prospectus, the SAI and all associated documents and materials distributed to the public.

(b)Neither the Subadviser nor any Affiliate or agent of Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed.  The Subadviser hereby agrees to cause any Affiliate of the Subadviser to satisfy the foregoing obligation.

15.Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Board or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

16.Confidentiality.  Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, during the term of this Agreement and for a one year period following its termination, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:

(a)Authorized.  The Adviser or the Trust has authorized such disclosure;

(b)Court or Regulatory Authority.  Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)Publicly Known Without Breach.  Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)Already Known.  Such information already was known by the party prior to the date hereof;

(e)Received From Third Party.  Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f)Independently Developed.  The party independently developed such information.

In addition, except as permitted by this Section 16, the Subadviser, the Adviser and their respective officers, directors and employees (i) will not disclose the Fund’s portfolio holdings to third parties (exclusive of the Board and the Fund’s service providers, or prospective service providers or credit providers), other than (A) as required pursuant to applicable law or regulation or expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities; and (B) in connection with the due diligence or marketing of the Fund, without the prior written consent of: (x) in the case of the Subadviser’s request to disclose information, the Adviser or the Fund’s Chief Compliance Officer, and (y) in the case of the Adviser’s request to disclose information, the Subadvsier, and (ii) are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings.  The Subadviser agrees, consistent with its Code of Ethics, that neither it nor its officers, directors or employees may engage in personal securities transactions based on material non-public information about the Fund’s portfolio holdings.

17.Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)If to the Subadviser:

Denise A. D’Entremont

RhumbLine Advisers Limited Partnership

265 Franklin Street

Boston, MA 02110

Phone: 617-345-0434

Email:  dad@indexmngr.com

(b)If to the Adviser:

Wenwen McElhoe

Buena Capital Advisors, LLC

2261 Market Street, # 5190

San Francisco, CA  94114

Phone: (866) 302-0123

Email: wendy@buenacapital.com

18.Dispute Resolution.  To the extent not inconsistent with applicable law, the Adviser and Subadviser agree to submit any material dispute to arbitration by the American Arbitration Association (“AAA”) in accordance with its rules then prevailing.  However, the Adviser and Subadviser agree that forum shall be the city of the non-complaining party.  Additionally, the Adviser and Subadviser acknowledge that by agreeing to dispute resolution under arbitration (i) each party is giving up the right to sue the other in court, including the right to a trial by jury, except as provided by the rules of the AAA in the arbitration forum in which a claim is filed; (ii) arbitration awards are generally final and binding and a party’s ability to have a court reverse or modify an arbitration award is very limited; (iii) the ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings; (iv) the arbitrators do not have to explain the reason(s) for their award; (v) the arbitrator or panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry; (vi) the rules of AAA in some arbitration forums may impose time limits for bringing a claim in arbitration, yet in some cases, a claim that is ineligible for arbitration may be brought in court; and (vii) the rules of the AAA and the forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

19.Jurisdiction.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall control.

20.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

21.Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

22.Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

23.Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

24.Entire Agreement.  This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the parties contemplated by Section 6 hereof relating to expense sharing, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER:

Buena Capital Advisors, LLC

                            By: /s/

                            Name: Wenwen McElhoe

                            Title: President and Chief Investment Officer

                           SUB-ADVISER:

                           RhumbLine Advisers Limited Partnership

                            By: /s/

                            Name: Denise D’Entremont

                            Title: CEO